EXHIBIT 99.1

NGP Capital Resources Company Announces Departure of John H. Homier and the Appointment of Stephen K. Gardner as New Chief Executive Officer and President

HOUSTON, Feb. 16, 2011 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced that effective as of February 16, 2011, John H. Homier, its Chief Executive Officer and President is leaving to assume a new role as a Venture Partner with the Natural Gas Partners funds.

Stephen K. Gardner, the Company's current Chief Financial Officer, Secretary and Treasurer, has been promoted to Chief Executive Officer and President of the Company.

Mr. Gardner, 51, who joined the Company prior to its initial public offering in the fall of 2004, has over eighteen years experience in financial and transactional management in the oil and gas industry. He graduated with a B.A. in Economics from Southwestern University in 1982 and an M.A. in Economics from Columbia University in 1985.

Kenneth A. Hersh, Chairman of the Board of Directors of the Company and CEO of NGP Energy Capital Management, commented that, "John was instrumental in helping us launch NGPC in 2004 and has done an outstanding job in building the organization from the ground up. The capability and depth of the Company's entire management team is such that John and I were confident that the transition of leadership of the Company would be seamless and it was the right time for John to take on a new role as a Venture Partner of our Natural Gas Partners funds. John's experience and judgment in the energy finance area will be of value to our entire family of portfolio companies."

Mr. Hersh continued, "I have known Steve for over twenty years and worked with him extensively prior to his tenure with the Company. He is a dynamic and capable executive who has been a key player in the development of NGPC since its inception. For the past six years, Steve has done an excellent job as NGPC's CFO and the Board of Directors and I have great confidence in his ability to lead the Company in growing its business to the next level."

Stephen K. Gardner stated,   "I am grateful for the years that John and I have worked together and wish him all the best in his new role with NGP. I appreciate the confidence that Ken and the Board of Directors have placed in me and will do all in my power to lead our Company to a successful future."

The Company has initiated a search for a new Chief Financial Officer. In the interim Mr. Gardner will continue his duties as CFO in addition to his new responsibilities.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

 Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.